As filed with the Securities and Exchange Commission on April 12, 2001
                                                    Registration No. 333-_______

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       CITIZENS FINANCIAL SERVICES, INC.
                       ----------------------------------
             (Exact name of Registrant as specified in its charter)


                Pennsylvania                                           23-2265045
                ------------                                           ----------
       (State or other jurisdiction of                    (I.R.S. Employer Identification No.)
       incorporation or organization)

      CITIZENS FINANCIAL SERVICES, INC.         Richard E. Wilber, President and Chief Executive Officer
            15 South Main Street                            CITIZENS FINANCIAL SERVICES, INC.
     Mansfield, Pennsylvania 16933-1590                           15 South Main Street
               (570) 662-2121                              Mansfield, Pennsylvania 16933-1590
               --------------                                       (570) 662-2121
 (Address, including Zip Code, and telephone                        --------------
number, including area code, of registrant's    (Name, address, including Zip Code, and telephone number,
        principal executive offices)                   including area code, of agent for service)

                                 With a Copy to:
                          Nicholas Bybel, Jr., Esquire
                           David L. Gildernew, Esquire
                             SHUMAKER WILLIAMS, P.C.
                               Post Office Box 88
                         Harrisburg, Pennsylvania 17108
                                 (717) 763-1121

         Approximate date of commencement of the proposed sale of the securities to the public: From time to time after this registration statement becomes effective.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [X]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

Title of Shares              Amount To        Proposed Maximum            Proposed Maximum           Amount of
To Be Registered           Be Registered   Aggregate Price Per Unit   Aggregate Offering Price   Registration Fee
-----------------------------------------------------------------------------------------------------------------
Common Stock, with par        100,000            $12.50(1)                   $1,250,000               $312.50
value of $1.00 per share

(1) Estimated solely for the purpose of calculating the amount of the registration fee and is based upon the average of the closing bid and asked prices of the Common Stock on April 6, 2001.

                                   PROSPECTUS

                        CITIZENS FINANCIAL SERVICES, INC.
                              TRADING SYMBOL: CZFS

                           DIVIDEND REINVESTMENT PLAN


                         100,000 Shares of Common Stock


         This prospectus relates to the offer and sale of 100,000 shares of common stock registered under the Citizens Financial Services, Inc.'s Dividend Reinvestment Plan. This prospectus also covers an indeterminate number of shares of common stock that may be issued as a result of stock splits, stock dividends or similar transactions.

         Shares of common stock purchased under the plan will be purchased directly from Citizens at fair market value, in the open market, or through negotiated transactions, as described in the plan. As of April 6, 2001, the market price of the common stock was $12.50.

         See "Risk Factors" beginning on page 1 for information that prospective participants in the plan should consider before joining.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION, THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE OFFICE OF THE COMPTROLLER OF CURRENCY NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE SHARES OF COMMON STOCK OFFERED IN THIS PROSPECTUS ARE NOT SAVINGS ACCOUNTS, DEPOSITS, OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY. NEITHER CITIZENS FINANCIAL SERVICES, INC. NOR ITS WHOLLY-OWNED SUBSIDIARY, FIRST CITIZENS NATIONAL BANK, HAS GUARANTEED THE SHARES BEING OFFERED. THERE CAN BE NO ASSURANCE THAT THE TRADING PRICE OF THE COMMON STOCK BEING OFFERED WILL NOT DECREASE AT ANY TIME.

                 THE DATE OF THIS PROSPECTUS IS APRIL 12, 2001.

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----

PROSPECTUS

    Risk Factors.........................................................      1

    Dividend Reinvestment Plan...........................................      6

    Use of Proceeds......................................................     18

    Description of Securities............................................     18

    Experts..............................................................     19

    Legal Matters........................................................     19

    Where You Can Find More Information..................................     20

    Incorporation of Certain Information by Reference....................     20

    Indemnification of Officers and Directors............................     21

                        CITIZENS FINANCIAL SERVICES, INC.
                              15 SOUTH MAIN STREET
                       MANSFIELD, PENNSYLVANIA 16933-1590
                                 (570) 662-2121

         You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide any information or to make any representation that differs. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus is only accurate as of the date of this prospectus.

         The plan provides Citizens' shareholders a convenient and economical way to buy additional shares of common stock by reinvesting dividends. Participants will bear all brokerage fees, commissions or other service charges based upon their participation in the plan on a proportional basis. The plan is intended to benefit long-term investors who wish to increase their investment in common stock.

                                  RISK FACTORS

         The purpose of the plan is to provide a convenient and useful service for current Citizens shareholders. Nothing in this prospectus represents a recommendation by Citizens or anyone else that a person buy or sell Citizens' common stock. We urge you to read this prospectus thoroughly before you make your investment decision regarding participation in the plan.

         Before you invest in Citizens' common stock, you should be aware that an investment in our common stock involves a variety of risks, including those described below. You should carefully read and consider these risks factors, together with all the other information contained in this prospectus, before you decide whether to purchase Citizens' common stock.

Our profitability is dependent on the profitability of our subsidiary bank.

         Our profitability is dependent on the financial results of our operating subsidiary, First Citizens National Bank. Adverse results or events at the bank would have a significant impact on our profitability. Although the bank's operations have been profitable recently, we cannot assure you that the bank will be as profitable or profitable at all in the future.

A downturn in the economic conditions in our market areas may adversely affect our business.

         Currently, our lending and deposit-gathering activities are concentrated primarily in northern Pennsylvania. Our success depends in large part on general economic conditions in northern Pennsylvania and its surrounding areas. Adverse changes in the northern Pennsylvania economy could reduce our growth rate, impair our ability to collect loans and generally affect our financial condition and results of operations.

You will have a minimal influence on shareholder decisions.

         Together, our directors and executive officers hold 325,945 shares, representing 11.75% of the total number of shares outstanding as of March 7, 2001. Further, this percentage of ownership could increase if our directors and officers participate in the plan. Our directors and officers are able to significantly influence our management policies and decisions as well as issues which require a shareholder vote. If our directors and executive officers vote together, they could influence the outcome of certain corporate actions requiring shareholder approval, including the election of directors and the approval or non-approval of significant corporate transactions, such as the merger or sale of all of substantially all of our assets. Their interests may differ from the interests of other shareholders with respect to management issues.

Possible future sales of our common stock by our directors and executive officers could cause the market value of our common stock to decline.

         Sales of additional shares of our stock, or the perception that shares may be sold, could negatively affect the market price of our stock. In addition, the potential subsequent sale of the shares being offered could reduce the market price for our common stock and result in a dilution to our shareholders.

Our issuance of additional shares of common stock could dilute or depress the value of your shares of our common stock.

         Citizens' Articles of Incorporation authorize the issuance of up to 10 million shares of common stock. The issuance of additional stock within these limits will not require prior shareholder approval. Sales of additional shares of stock, or the perception that shares may be sold, could negatively affect the market price of the holding company's stock. The issuance of additional shares could also dilute the percentage ownership interest and corresponding voting power of the prior shareholders.

Regulatory restrictions on dividend payments from our subsidiary bank may affect our ability to pay dividends to our shareholders.

         We conduct our principle business operations through the bank, and the cash that we use to pay dividends is derived from dividends paid to us by the bank. The bank's ability to pay dividends to us and our ability to pay dividends to our shareholders are also subject to and limited by certain legal and regulatory restrictions.

The trading market for our common stock is not active.

         There is a very limited public market for the common stock of Citizens. We cannot assure you that a more liquid or active trading market will develop. In a less active market, you may not be able to sell your shares when you would like to sell them.

Anti-takeover provisions in our articles of incorporation and bylaws and certain provisions of Pennsylvania law may discourage or prevent a takeover of our company and result in a lower market price for our common stock.

         Our Articles of Incorporation and By-Laws contain certain provisions that enhance the ability of our board of directors to deal with attempts to acquire control of our company. In addition, Pennsylvania law contains certain anti-takeover provisions that apply to us. While these provisions may provide us with flexibility in managing our business, they could discourage or make a merger, tender offer or proxy contest more difficult, even though certain shareholders may wish to participate in the transaction. These provisions could also potentially adversely affect the market price of the common stock.

Our future success is dependent on our ability to compete effectively in the highly competitive banking industry.

         We face substantial competition in all phases of our operations from a variety of different competitors. Our future growth and success will depend on our ability to compete effectively in this highly competitive environment. We compete for loans, deposits and other financial services in our geographic market with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms and various other non-bank competitors.

Changes in the law and regulations may affect our ability to do business, our costs, and our profits.

         We are subject to extensive state and federal supervision and regulation. These laws and regulations are intended to protect depositors, not shareholders. Any change in applicable laws or regulations may have a material effect on our business and prospects. We cannot predict the nature or the extent of the effect on our business or earnings that monetary policies, economic control, or new federal or state regulations may have in the future.

Increases in interest rates could make us less profitable.

         Our profitability is dependant to a large extent on our net interest income. Net interest income is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Like most financial institutions, we are affected by changes in general interest rate levels, which are currently at relatively low levels, and by other economic factors beyond our control. In addition, interest rate risks can result from mismatches between the dollar amount of repricing or maturing assets and liabilities and is measured in terms of the ratio of the interest rate sensitivity gap to total assets. Although our management believes it has implemented strategies to reduce the potential effects of changes in interest rates on our results of operations, any substantial and prolonged increase in market interest rates could adversely affect our operating results.

Our allowance for loan losses may prove to be insufficient to absorb potential losses in our loan portfolio.

         Lending money is a substantial part of our business. However, every loan we make carries a certain risk of non-payment. We cannot assure that our allowance for loan losses will be sufficient to absorb actual loan losses. We also cannot assure you that we will not experience significant losses in our loan portfolios that may require significant increases to the allowance for loan losses in the future. Although we evaluate every loan that we make against our underwriting criteria, we may experience losses by reasons of factors beyond our control. Some of these factors include changes in market conditions affecting the value of real estate and unexpected problems affecting the creditworthiness of our borrowers.

         We determine the adequacy of our allowance of loan losses by considering various factors, including:

         - An analysis of the risk characteristics of various classifications of loans;
         -        Previous loan loss experience;
         -        Specific loans that would have loan loss potential;
         -        Delinquency trends;
         -        Estimated fair value of the underlying collateral;
         -        Current economic conditions;
         -        The view of our regulators; and
         -        Geographic and industry loan concentration.

Changes in real estate values may adversely impact our loans that are secured by real estate.

         A significant portion of our loan portfolio consists of residential and commercial mortgages secured by real estate. These properties are concentrated in northern Pennsylvania. Real estate values and real estate markets generally are affected by, among other things, changes in national, regional or local economic conditions, fluctuations in interest rates and the availability of loans to potential purchasers, changes in the tax laws and other governmental statutes, regulations and policies, and acts of nature. If real estate prices decline, particularly in northern Pennsylvania, the value of the real estate collateral securing the bank's loans could be reduced. This reduction in the value of the collateral would increase the number of non-performing loans and could have a material negative impact on our financial performance.

         Citizens cannot provide any assurance that shares of common stock purchased under the plan will, at any time, be worth more or less than their purchase price.

         You do not have control or authority to direct the price or time at which common stock is purchased or sold for plan accounts. Therefore, you bear the market risk associated with fluctuations in the price of common stock. The plan administrator will allocate shares purchased to 4 decimal places; thus, there will likely always be a partial share in your plan account. This practice allows maximum investment of your dividends.

         The plan does not represent a change in Citizens' dividend policy, which will continue to depend upon earnings, financial and regulatory requirements and other factors, and which will be determined by Citizens' Board of directors from time to time. Shareholders who do not wish to participate in this plan will continue to receive cash dividends when and as declared. Citizens cannot provide any assurance whether, or at what rate, Citizens will continue to pay dividends.

                        CITIZENS FINANCIAL SERVICES, INC.
                           DIVIDEND REINVESTMENT PLAN

The following, in question and answer format, is a statement of the terms and conditions of The Citizens Financial Services, Inc. Dividend Reinvestment Plan, in effect on the date of this prospectus.

THE PURPOSE AND FEATURES OF THE PLAN

1.       What is the purpose of the plan?

         The plan provides shareholders with a simple and convenient way to buy additional shares of Citizens' common stock. Participation in the plan is entirely optional. Under the plan, you may purchase original issue shares, shares that we reacquired and held as treasury shares, or shares bought by the plan in the open market. We may use a combination of these methods. If we sell you any original issue shares, we will use the additional funds for general corporate purposes.

2.       What are the features of the plan?

         - Under the plan, you may designate how many of your shares will be held by the plan. Dividends on these shares will be reinvested in Citizens common stock. We will pay any remaining dividends to you, by check or by ACH transfer.

         - In addition to whole shares, we will credit fractions of shares (to four decimal places), to your account. This feature permits reinvestment of all your dividends.

         - The plan's safekeeping feature relieves you of the responsibility of caring for your stock certificates.

         -        Plan participants receive quarterly statements of account.

         - You will have no control over the price at which shares are purchased for your account. Purchases are made during each period, as described in the plan. The participant bears the risk of fluctuations in the market price of Citizens' common stock. (See "Share Purchases and Price".)

ADMINISTRATION

3.       Who administers the plan?

         The Trust Department of First Citizens National Bank administers the plan. Citizens pays all costs of plan administration. In addition, First Citizens receives and invests your dividends, maintains your plan account records, issues periodic account statements, and performs other duties related to the plan. If you have questions regarding the plan, you may contact the plan administrator at:

                          First Citizens National Bank
                Attention: Trust Department/Shareholder Services
                              15 South Main Street
                               Mansfield, PA 16933
                              Phone: 1-800-326-9486

         We may choose a new administrator at any time.

ELIGIBILITY

4.       Who is eligible to participate in the plan?

         Record holders of Citizens common stock registered in their name(s) are eligible to participate in the plan so long as they enroll a minimum of 25 shares. However, Citizens may refuse to offer the plan to certain shareholders, including, but not limited to:

                  - Those shareholders who are residents of a state that may require registration, qualification or exemption of our common stock, or require registration or qualification of Citizens or any of its officers or employees as a broker-dealer, a salesperson or an agent; Citizens will determine, in its sole discretion, whether the expense that we might incur in the state is justified; and

                  - Those shareholders whose shares are held in the name of a nominee, such as a brokerage firm or securities depository.

         Shares for which dividends are reinvested by the plan must be registered in your name or held in your plan account. If you are the beneficial owner of shares that are registered in another name (for example, in the name of a broker, bank or other nominee) and you want the dividends on those shares reinvested by the plan, you must transfer those shares into your name. Beneficial owners must have at least 25 shares transferred into their names and enrolled in the plan in order to participate.

ENROLLING IN THE PLAN

5.       How do I become a participant?

         You may elect to become a plan participant at any time by completing an enrollment form and mailing it to:

                        Citizens Financial Services, Inc.
                         Attention: Shareholder Services
                              15 South Main Street
                               Mansfield, PA 16933

         You may obtain an additional enrollment form by writing to the plan administrator or calling 1-800-326-9486.

         The plan administrator must receive a properly completed enrollment form at least 5 calendar days before a dividend record date in order for those dividends to be reinvested under the plan.

         You must make one of the following elections on the enrollment form:

         - FULL DIVIDEND REINVESTMENT: We will automatically reinvest all cash dividends that you are eligible to receive; or

         - PARTIAL DIVIDEND REINVESTMENT: You may choose to enroll only a part of your total number of shares in the plan, but you must have at least 25 shares enrolled in the plan.

         If we receive your authorization to reinvest any of your dividends at least 5 calendar days prior to the dividend record date for a quarterly cash dividend, we will use your dividends for that quarter to purchase common stock for your account. If we receive your authorization to reinvest dividends less than 5 calendar days prior to the dividend record date, we will pay those dividends to you by check or ACH transfer, and begin reinvestment on the next dividend payment date.

         We will register your plan shares in the name of the plan or its nominee and credit them to your account in the plan.

6. Must a shareholder authorize dividend reinvestment on a minimum number of shares?

         Yes. You must enroll at least 25 shares in the plan. Shareholders are not charged a fee for the initial enrollment for partial participation in the plan. However, future adjustments (either to increase or decrease the number of shares held in the plan) made after initial enrollment are subject to administrative fees, as provided in Question 15 of the plan. Regardless of full or partial election, dividends will be reinvested on the designated number of shares.

         If you elect partial reinvestment, you must indicate on the enrollment form the number of shares to be reinvested. You must deliver plan shares to Citizens for safekeeping. The dividends from shares held in safekeeping will be reinvested. The shares held in certificate form will continue to receive normal cash dividends.

7. How do the FULL DIVIDEND REINVESTMENT feature and the PARTIAL DIVIDEND REINVESTMENT feature of the plan work?

         If you mark FULL DIVIDEND REINVESTMENT on your enrollment form, Citizens will reinvest dividends on all of your shares of Citizens common stock.

         If you mark PARTIAL DIVIDEND REINVESTMENT on your enrollment form, Citizens will continue to make payments of dividends to you by check, or by ACH transfer, on the number of shares you retain and will reinvest the cash dividends paid on the shares you deliver with your enrollment form.

8.       May a participant change the number of shares subject to the plan?

         Yes. You may change the number of shares enrolled in the plan at any time by submitting a written request to the administrator. The change will be effective with the first dividend payment after the administrator receives your request, provided that the notice of change is received at least 5 calendar days before a dividend record date. A notification received less than 5 calendar days prior to a dividend record date will only be effective for the following quarterly dividend payment. Adjusting the number of shares in the plan will subject you to certain fees. See Question 13 of the plan.

SHARE PURCHASES AND PRICE

9.       How are shares acquired for the plan?

         Shares of Citizens common stock are purchased for the plan either in the open market by an independent broker on behalf of the plan, directly from Citizens as original issue or treasury shares, or through negotiated transactions, or a combination of these methods. Purchases of common stock in the open market or through negotiated transactions may occur over one or more trading days. Citizens, in its sole discretion, decides how the shares will be acquired.

10.      When will common stock be purchased for participants' accounts?

         Cash is used to purchase common stock as promptly as possible after the applicable dividend payment date, and in no event more than 30 days after the applicable dividend payment date.

11.      What price will I pay for common stock purchased through the plan?

         - OPEN MARKET PURCHASES. An independent broker will buy shares of the common stock for the plan by purchasing them in the open market. The price will be the weighted average price paid for all shares purchased by the independent broker during the period in which the open market purchases were made. All brokerage fees, commissions or other service charges will be borne by the plan participants, proportionally, and not by Citizens.

                  Except for any limitations imposed by federal or state securities laws, the independent broker will have full discretion as to all matters relating to open market purchases under the plan. The broker will determine the number of shares, if any, to be purchased on any given day, the time of day, the price to be paid for the shares, the markets in which shares are to be purchased (which may include any securities exchange or over-the-counter market) and the persons (including brokers or dealers) from or through whom purchases are made.

         - ORIGINAL ISSUE SHARES ACQUIRED DIRECTLY FROM CITIZENS. If no open market purchases are made for the plan for a quarterly dividend reinvestment purchase, then the price of shares purchased directly from Citizens is the average of the daily averages of the high and low sales prices for the common stock as it is reported on the National Association of Security Dealer's Over-the-Counter Bulletin Board for the ten days prior to a dividend payment date for which trades of Citizens common stock have been made.

         - COMBINATION OF DIFFERENT METHODS. If shares are both purchased from the open market and issued directly from Citizens, the price paid for the issued shares will be calculated as if purchased in the open market.

12.      How many shares will be purchased for me?

         The number of shares to be purchased depends on the amount of your dividends and the applicable purchase price, as determined in the manner described in Question 11. Your account will be credited with that number of shares, including fractions computed to 4 decimal places, which equal the total dollar amount to be invested, divided by the applicable purchase price.

         The amount to be invested is the sum of the dividends on all shares held in your name and enrolled in the plan as of the dividend record date.

         The amount to be invested for any participant will be reduced by the amount of any required tax withholding, including any "backup withholding" and any withholding required on dividends received by foreign participants, as applicable.

EXPENSES

13. What fees and charges will I have to pay in connection with purchases, or other services under the plan?

         The following fees are applicable and are subject to change:

         Adding Certificates to Safekeeping after the initial deposit................        $5.00 per deposit

         Withdrawing Certificates from safekeeping (other than for the
             complete termination of your participation in the plan).................    $5.00 per certificate

         Adjusting the number of shares in the plan after the initial election
             for either full or partial participation................................   $5.00 per modification

         Request for duplicate statement.............................................                    $5.00

REPORTS TO PARTICIPANTS

14.      What reports are sent to plan participants?

         The administrator will send you a quarterly statement showing the number of shares purchased, the purchase price, the date the shares were purchased and the number of shares held in your account. You should keep these statements for income tax purposes. In addition, you will receive the same communications sent to every common stock shareholder, including Citizens' quarterly reports, annual reports, notice of shareholder meetings and proxy statements, and income tax information.

STOCK CERTIFICATES

15. Are certificates issued to participants for shares of common stock purchased through the plan?

         No. Shares of common stock purchased through the plan are registered in the name of the administrator (or its nominee), as agent for the plan participants. This is known as the custodian, or 'book entry' method of holding shares. It is a safekeeping feature that protects against loss, theft, or destruction of stock certificates.

         The number of shares of common stock credited to your plan account is shown on your quarterly account statement. You will not receive a certificate for these shares unless you specifically request a certificate.

         You may obtain a certificate for any number of whole shares of common stock held in your plan account by making a written request to the administrator and by paying the applicable fee. The administrator will send you a certificate in approximately 2 weeks. Any remaining whole shares and fractions of a share will continue to be held in your account.

         A certificate for a fraction of a share will not be issued under any circumstances. A check shall be issued for the value of any fractional share.

16.      May a participant pledge shares held under the plan?

         Shares of common stock may not be pledged, sold or otherwise transferred while held in your plan account. In order to pledge, sell or transfer shares held in your plan account, you must first withdraw them from the plan by requesting that a certificate for whole shares be issued in your name.

         We will maintain your account under the plan in the name in which your certificates were registered at the time you entered the plan. Consequently, certificates for whole shares will also be registered in that name when they are issued to you.

17. What is the affect on my plan account if I request a certificate for shares held in the account?

         - If you request that all of your shares be withdrawn from safekeeping, you will automatically be withdrawn from the plan.

         - If you request that less than all of your shares be withdrawn from safekeeping, you will continue to be enrolled in the plan as to those shares held in safekeeping provided you continue to meet the minimum 25 share enrollment requirement.

         In the event that you terminate your participation in the plan and you wish to enroll in the plan at a later date, you must submit a new enrollment form.

SAFEKEEPING SERVICE

18.      How do I take advantage of the safekeeping feature?

         Common stock certificates registered in your name may be deposited into safekeeping and will be enrolled in the dividend reinvestment plan provided that you submit a completed enrollment form. All dividends on any shares deposited will be automatically reinvested. This procedure allows you to avoid the necessity of safekeeping certificates.

         After the initial deposit, a service fee is charged for the deposit of additional certificates. A participant desiring to deposit certificates into the plan should mail them by certified or registered mail to the plan administrator with written instruction requesting that they be deposited in your plan account. Do not endorse the certificate or complete the assignment section on the back of the certificates. We recommend that shareholders insure the certificates for at least 2% of the current market value. This is the amount that is usually charged for surety protection, should the certificates become lost in the mail.

CASH ONLY PARTICIPATION

19. May I deposit my shares for safekeeping and continue to receive my dividends in cash?

         No. Any shares deposited for safekeeping are automatically enrolled in the plan.

TERMINATION OF PARTICIPATION IN THE PLAN

20.      May I withdraw from the plan?

         Yes. The plan is entirely voluntary and you may terminate your plan account at any time by providing written notice instructing the administrator to terminate your account.

21.      What happens when I terminate my plan account?

         If the administrator receives your notice of termination at least 5 calendar days before the record date for the next dividend, reinvestment of dividends will cease as of the date your notice of termination is received. If the administrator receives your notice of termination less than 5 calendar days before a dividend record date, the termination will not become effective until after the reinvestment of that quarterly dividend.

         When terminating your account, you may request a stock certificate for all whole shares held in the account. As soon as practicable after receiving your notice of termination, the administrator will send you a certificate for all whole shares of common stock in your account, and a check for the value of any fractional share.

22.      May I later re-elect to participate in the plan?

         Generally, a shareholder who withdrew from the plan may re-elect to participate at any time. However, Citizens and the administrator reserve the right to reject any enrollment form on any grounds, including but not limited to excessive joining and withdrawing. We intend to minimize unnecessary administrative expense and to encourage use of the plan as a long-term shareholder investment vehicle.

SALES OF SHARES

23.      May I request that shares held in my plan account be sold?

         Currently, we do not handle the sale of shares for your account. In the event that you wish to sell shares held in the plan, you must first withdraw those shares from your account.

OTHER INFORMATION

24.      When are dividends paid?

         Historically, dividends declared on Citizens' common stock have been paid on the fourth Friday of the months of January, April, July and October. The record date for each dividend has been the second Friday of the months of January, April, July and October. For example, if the record date for the July 27th dividend payment was July 13th, we must receive your enrollment form on or before July 8th in order to reinvest your July 27th dividend. If we receive the enrollment form after July 8th, we would pay the July 27th dividend by check or ACH transfer and your reinvestment of dividends would commence with the next dividend payment date, in October. Citizens' Board of directors reserves the right to change dividend record and payment dates, if and when dividends are declared.

25.      Who interprets and regulates the plan?

         Citizens and the plan administrator are authorized to interpret the plan, adopt regulations and take any other action reasonably designed to implement the plan. Any action taken by Citizens or the plan administrator in the good faith exercise of its judgment will be binding on participants.

26. Who bears the risk of market price fluctuations in Citizens' common stock?

         As a participant, the risks pertaining to your investment do not differ from that of nonparticipating shareholders. A participant bears the risk of loss and has the opportunity for gain from market price changes for shares held in the plan and certificate shares held in the participant's own name.

OTHER STOCK TRANSACTIONS

27. What happens if Citizens issues a stock dividend or declares a stock split?

         Any stock dividend or stock split declared by Citizens on shares held by the plan administrator for participants will be credited to the participant's account without charge.

         If there is a stock split or a stock dividend, the administrator will credit your plan account with whole and/or fractional shares based on the total number of shares that you own, as of the record date for the stock dividend or split. We will credit your plan account shares to your plan account and deliver certificates to you for shares acquired with respect to your certificated shares.

         Stock dividends held in the plan will be credited to your plan account and will be held in safekeeping. If you have selected the full participation option, stock dividends issued from shares in certificate form will be delivered to shareholders and will continue to be enrolled in the plan. If you have selected partial participation, then stock dividends from only those enrolled in the plan will be credited to your plan account.

28.      What happens if Citizens has a rights offering?

         In the event that Citizens makes available to its shareholders the right to purchase additional shares, plan participants will be allowed to participate in the rights offering to the same extent as shareholders who do not participate in the plan.

VOTING OF SHARES

29.      How are a plan participant's shares voted at shareholder meetings?

         You can vote shares of common stock held in your plan account in the same manner as certificate shares held in your own name. For each shareholder meeting, we will send you a proxy statement and a form of proxy that covers both the certificated shares and shares held in your plan account. If you wish, you may vote all of these shares in person or by proxy at the meeting.

RESPONSIBILITY OF CITIZENS AND THE PLAN ADMINISTRATOR

30. What is the responsibility of Citizens and the administrator under the plan?

         Citizens and the administrator, in administering the plan, are not liable for any act done in good faith or for any good faith omission to act. This includes any claim of liability due to failure to terminate an account upon the death of a participant until the administrator receives written notice of the death, the prices and the times at which shares are purchased for a participant, or any fluctuation in market value before or after any purchase or sale of shares.

         The administrator will send all notices to the participant's last known address. You should notify the administrator promptly in writing of any change of address.

         The administrator may resign as administrator of the plan at any time, in which case Citizens will appoint a successor administrator. In addition, Citizens may replace the administrator with a successor administrator at any time.

MODIFICATION OR TERMINATION OF PLAN

31.      May the plan be amended, suspended or terminated?

         Yes. Citizens' Board of directors, in its discretion, may modify, suspend, or terminate the plan. Citizens will notify participants of any modification, suspension or termination by mailing a notice to the participant at the participant's address as it appears on the administrator's records. Citizens may terminate, for whatever reason and at any time, as it may determine in its sole discretion, a participant's plan participation.

32.      What happens if the plan is terminated?

         If the plan is terminated, you will receive a certificate for all whole shares of common stock held in your account, and a check for the value of any fractional share in your account. There is no fee to terminate your participation in the plan.

TAX CONSEQUENCES

         This section discusses the federal income tax information connected with the plan, based on current federal tax laws applicable to United States citizens or residents. If federal tax laws change in the future, the following may change and no longer apply. State, local, foreign and other tax provisions vary and are not covered in this summary. In any event, you should consult your tax advisor about your particular transactions, especially if you may be covered by other tax rules.

33. What are the federal income tax consequences of participation in the plan?

         For federal income tax purposes, a participant is treated as receiving, on the dividend payment date, the full amount of dividends allocable to the participant, regardless of whether the dividends are paid in cash, withheld for payment of taxes, or invested in additional shares of common stock under the plan. If applicable, the participant is deemed to have received taxable income in the amount of commissions and other brokerage expenses paid in purchasing shares on the participant's behalf. The per share tax basis of shares acquired for a participant is the price per share reported on the periodic statement of account supplied to each participant, adjusted to include the amount of brokerage commissions paid on behalf of the participant, and as reported to the Internal Revenue Service.

         While the matter is not free from doubt, Citizens intends to take the position that the administrative expenses of the plan, to be paid by Citizens, are not constructive dividends to the plan participants. Each plan participant will receive from the plan administrator a Form 1099-DIV (mailed on or before January 31 of the following year), which will show the total dividend income to the plan participant.

         The holding period for shares acquired under the plan begins on the day after the date the shares are acquired for a participant's account. When a participant is subject to federal income tax withholding on dividends, and when foreign participants' taxable income under the plan is subject to federal income tax withholding, dividends are reinvested less the tax withheld under the applicable law.

         Generally, participants do not realize taxable income upon receipt of certificates for whole shares credited to their account. A participant who sells or exchanges shares acquired under the plan may recognize gain or loss. In addition, a participant may recognize gain or loss upon the receipt of cash in payment for a fractional share upon withdrawal of shares from the plan. The gain or loss is the difference between the amount the participant receives for the plan shares or fractional share, as the case may be, and the participant's tax basis.

         Dividends reinvested under the plan by corporate shareholders may be eligible for the dividends-received deduction, as calculated under applicable provisions of the Internal Revenue Code.

         This summary is based upon an interpretation of current federal income tax laws, and assumes that dividends paid by the corporation are from its earnings and profits.

Participants should consult their own tax advisors to determine particular tax consequences, including state tax consequences, which may result from participation in the plan, and any subsequent disposal of shares acquired pursuant to the plan.

                                 USE OF PROCEEDS

         Citizens is unable to predict the number of shares of common stock that will be purchased under the Plan or the prices at which the shares will be purchased. The net proceeds to Citizens from the sale of common stock offered by this prospectus will provide additional equity capital to Citizens to support its growth and the growth of its wholly-owned subsidiaries.

                            DESCRIPTION OF SECURITIES

         The company is authorized to issue up to 10 million shares of common stock, par value of $1.00. As of March 31, 2001, the company had 2,772,247 shares of common stock issued and outstanding. No other shares of stock are issued or outstanding.

COMMON STOCK

         Voting Rights. Each share of common stock entitles its holder to one vote on all matters upon which shareholders have the right to vote. The holders of common stock are not entitled to cumulate votes in the election of directors.

         Preemptive Rights. This is the right of current shareholders to maintain their current percentage of ownership in the corporation by allowing them to purchase shares subsequently offered by the company in proportion to their current ownership. The company's Articles of Incorporation and By-laws do not grant any preemptive rights to shareholders of common stock.

         Liquidation. In the event of liquidation, dissolution or winding up of the company, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities.

         Liability for Further Assessments. The company will not subject shareholders to further assessments on their shares of common stock.

         Sinking Fund Provision. The common stock does not require a separate capital reserve maintained to pay shareholders with preferential rights for their investment in the event of liquidation or redemption. However, in the future the company may issue preferred shares that require such a fund, in which case legal restrictions may require the company to maintain the fund prior to paying dividends.

         Redemption or Conversion Rights. The holders of common stock do not have a right of redemption, which is the right to sell their shares back to the company, nor do they have a right to convert their shares to other classes or series of stock, such as preferred stock.

         Change in Control Provisions. Under Article Sixteenth of the company's amended Articles of Incorporation, no merger, consolidation, dissolution of the company or sale or disposition of substantially all of the company's assets may occur unless approved by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of common stock. This provision may not be amended unless approved by the affirmative vote of at least 66 2/3% of the outstanding shares of common stock.

         Dividends. Each shareholder is entitled to receive dividends that may be declared by the board of directors out of legally available funds. The bank has paid continuous quarterly cash dividends since 1984. We presently intend to retain the dividend policy of paying a quarterly dividend. However, further dividends depend upon future earnings, financial condition, appropriate legal restrictions and other relevant factors.

         Prospective plan participant should also refer to, and this section is qualified in its entirety by, the Description of Securities section of Registrant's Registration Statement No. 2- 89103 on Form S-14, as filed with the Commission on February 17, 1984.

ISSUANCE OF ADDITIONAL SECURITIES

         The company has authorized common stock and preferred stock substantially in excess of the number of outstanding shares. As a result, we have the flexibility to raise additional capital and to make acquisitions through the issuance of common stock without prior approval by the company's shareholders. Issuance of these shares could dilute the book value per share and the voting power of the prior shareholders who choose not to participate in the plan. Further, the issuance of preferred stock could also affect common stock shareholders' ability to receive dividends and their rights upon liquidation of the company. We currently have no plans for issuing additional common or any preferred stock.

                                     EXPERTS

         The consolidated financial statements of Citizens and its subsidiary, incorporated by reference into this prospectus, have been audited by S. R. Snodgrass, A.C., independent public accountants, as indicated in their report and are included in this prospectus in reliance upon the authority of that firm as experts in accounting and auditing.

                                  LEGAL MATTERS

         Shumaker Williams, P.C., 3425 Simpson Ferry Road, Camp Hill, Pennsylvania 17011 passed upon legal matters relating to the shares of common stock offered by this prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the information requirements of the Securities Exchange Act of 1934, and, accordingly, file reports, proxy statements and other information with the Securities and Exchange Commission. These documents may be read and copied at the Commission's Public Reference Room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. We are an electronic filer with the Commission. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of the Commission's web site is: http://www.sec.gov. Our web site address is: http://www.firstcitizensbank.com.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The Commission allows us to 'incorporate by reference' in this prospectus other information that we file with it. This means we disclose important information to you by referring you to those documents. Specifically, we incorporate the following document by reference in this registration statement, as filed with the Commission under File No. 0-13222: Citizens' Annual Report on Form 10-K for the year ended December 31, 2000, filed with the Commission on March 21, 2001.

         We also incorporate by reference in this prospectus additional documents filed by us with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Act of 1934 after the date of this prospectus and before termination of the offering of our common stock under the plan.

         The information incorporated by reference is an important part of this prospectus; however, to the extent that inconsistencies exist between information presented in this prospectus and information contained in incorporated documents filed with the Commission before the date of this prospectus, the information in this prospectus automatically updates and supercedes the earlier information. Additionally, information that we file with the Commission after the date of this prospectus will automatically update and supersede the information in this prospectus and any earlier filed or incorporated information.

         Citizens will provide, without charge, to each participant in the plan who requests, a copy of any or all of the above documents. Citizens will also provide all documentation relating to the plan that is required to be delivered to participants pursuant to the rules adopted under the Securities Act of 1933. Participants should address requests for copies verbally or in writing to:

                        Citizens Financial Services, Inc.
                        Attention: Shareholder Relations
                              15 South Main Street
                       Mansfield, Pennsylvania 16933-1590
                              Phone - 570-662-2121

                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

         The general corporate law of the Commonwealth of Pennsylvania as applicable to the corporation, together with the corporation's bylaws, provides the corporation's officers and directors with a broad range of limitation from liability and indemnification for actions and inactions in connection with the performance of their duties. Aside from matters involving criminal statutes or tax laws, directors are not personally liable for monetary damages for any action or inaction taken unless the director has breached or failed to perform his or her duties of office and such breach or failure constitutes self-dealing, willful misconduct or recklessness. The corporation's officers and directors are entitled to indemnification if they are named as a party or threatened to be named as a party to any type of proceeding as a result of actions or inactions taken while in the course of their association with the corporation provided that such action or inaction was in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation. Officers and directors of the corporation are presumed to be entitled to this indemnification, absent breaches of fiduciary duty, lack of good faith or self-dealing and are entitled to be indemnified unless their conduct is determined by a court to have constituted willful misconduct or recklessness.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.          Other Expenses of Issuance and Distribution.

         Citizens will bear no expenses in connection with any sale or other distribution by the Selling Shareholder of the shares being registered other than the expenses of preparation of this Registration Statement and the prospectus included in this Registration Statement. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.


                 Registration Fee                    $      312.50
                 Blue Sky Fees*                           2,000.00
                 Legal Fees and Expenses*                 7,500.00
                 Printing Fees and Postage*               1,500.00
                                                     -------------
                 *Estimated                          $   11,375.00
                                                     =============

ITEM 15.          Indemnification of Directors and Officers.

         Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended (15 Pa. C.S. Sections 1101-4162) provides that a business corporation has the power under certain circumstances to indemnify its directors, officers, employees and agents against certain expenses incurred by them in connection with any threatened, pending or completed action, suit or proceeding.

         Article V of Citizens' Amended Bylaws provide for the indemnification of its directors, officers, employees and agents in accordance with, and to the maximum extent permitted by, the provisions of Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended.

         Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by Citizens.

         See also Indemnification of Directors and Officers on page 21.

ITEM 16.          Exhibits.

         Exhibit 3(i).     Amended Articles of Incorporation of Citizens
                           Financial Services, Inc.

         Exhibit 3(ii).    Amended Bylaws of Citizens Financial Services, Inc.

         Exhibit 4.        Instruments Defining the Rights of Shareholders.
                           (Incorporated by Reference to the Registrant's
                           Registration Statement No. 2-89103 on Form S-14, as filed with the Commission on February 17, 1984.)

         Exhibit 5.        Opinion of Shumaker Williams, P.C., Special Corporate
                           Counsel to Citizens Financial Services, Inc.

         Exhibit 23.1      Consent of S. R. Snodgrass, A.C.

         Exhibit 23.2. Consent of Shumaker Williams, P.C., included as part of Exhibit 5.

         Exhibit 24.       Power of Attorney. (Included on Signature pages.)

         Exhibit 99.1.     Citizens Financial Services, Inc. Dividend
                           Reinvestment Plan Enrollment Form.

         Exhibit 99.2.     Citizens Financial Services, Inc. Letter to Dividend
                           Reinvestment Plan Participants.

ITEM 17.          Undertakings.

(a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Section Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mansfield, Commonwealth of Pennsylvania on April 3, 2001.

                                 Citizens Financial Services, Inc.


                                 By:  /s/ Richard E. Wilber
                                     -------------------------------------
                                     Richard E. Wilber
                                     President and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard E. Wilber and Thomas C. Lyman, and each of them, his or her true and lawful attorney-in-fact as agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacity, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                                            Capacity                         Date
                                            --------                         ----

/s/ Richard E. Wilber             President and Chief Executive         April 3, 2001
---------------------------       Officer and Director (Principal)
Richard E. Wilber                 Executive Officer)


/s/ Thomas C. Lyman               Treasurer                             April 3, 2001
---------------------------       (Principal Financial and
Thomas C. Lyman                   Accounting Officer)

/s/ R. Lowell Coolidge            Chairman of the Board                 April 3, 2001
---------------------------
R. Lowell Coolidge

/s/ Larry J. Croft                Director                              April 3, 2001
---------------------------
Larry J. Croft


/s/ Mark L. Dalton                Director                              April 3, 2001
---------------------------
Mark L. Dalton


/s/ John E. Novak                 Director                              April 3, 2001
---------------------------
John E. Novak


/s/ Carol J. Tama                 Director                              April 3, 2001
---------------------------
Carol J. Tama


                                  Director                              April 3, 2001
---------------------------
Dr. John M. Thomas


/s/ Rudolph J. Van Der Hiel       Director                              April 3, 2001
---------------------------
Rudolph J. Van Der Hiel


/s/ William D. VanEtten           Director                              April 3, 2001
---------------------------
William D. VanEtten

                                  EXHIBIT INDEX

                                                                     SEQUENTIAL PAGE
                                                                     NUMBER IN MANUALLY
EXHIBIT NO.                                                          SIGNED ORIGINAL
-----------                                                          ---------------

   3(i)          Amended Articles of Incorporation of Citizens
                 Financial Services, Inc.

   3(ii) Bylaws of Citizens Financial Services, Inc., as amended.

     4           Instruments Defining the Rights of Shareholders.
                 (Incorporated by reference to the Registrant's
                 Registration Statement No. 2-89103 on Form S-14, as filed with the Commission on February 17, 1984.)

     5           Opinion of Shumaker Williams, P.C., Special
                 Corporate Counsel to Citizens Financial Services,
                 Inc.

   23.1          Consent of S. R. Snodgrass, A.C.

   23.2 Consent of Shumaker Williams, P.C., included as part of Exhibit 5.

    24           Power of Attorney. (Included on Signature page.)

   99.1          Citizens Financial Services, Inc. Dividend
                 Reinvestment Plan Enrollment Form.

   99.2          Citizens Financial Services, Inc. Letter to
                 Dividend Reinvestment Plan Participants.